Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (together with Exhibit A, the “Agreement”), is by and between Ian F. Smith, an individual having an address at 45 Commonwealth Avenue, Unit 3, Boston, MA 02116  (the “Consultant”), and Solid Biosciences Inc., a Delaware corporation (together with its affiliates, the “Company”), having an address at 141 Portland Street, Fifth Floor,  Cambridge, MA 02139. The Consultant hereby agrees with the Company as follows:

1.Prior Agreement.    The parties entered into a consulting agreement on June 16, 2020 (the “Prior Agreement”).  Both parties acknowledge and agree that, as of the beginning of the Term (as defined below) of this Agreement, the agreed upon services under the Prior Agreement have been completed and therefor both parties desire to enter into a new consulting arrangement.

2.Services.  Company retains Consultant, and Consultant agrees to provide, consulting and advisory services to Company as requested from time to time by Company. Consultant shall devote seven hundred twenty (720) hours of Services over the 12-month period of the Term of the contract. Consultant’s efforts on behalf of the Company shall, accordingly, be on a part time hourly or daily basis. Consultant’s duties are described in Exhibit A attached hereto (the “Services”).

3.Compensation.  As consideration for Services provided under this Agreement, the Company shall grant, subject to approval of Company’s board of directors, to Consultant an option to purchase 389,000 shares of the Company’s Common Stock at an exercise price per share equal to the closing price of the Company’s Common Stock on the Start Date (the “Stock Options”), and such Stock Options will vest in equal quarterly installments with the first installment vesting three months from the date of grant and the final installment vesting date being the later of the completion of the committed 720 hours of Services or 12 months from the Start Date, subject to continued service as a Director or Consultant to the Company.  Additionally, in the event of change in control of the Company, all unvested Stock Options will accelerate in full.

4.Work-Made-for Hire.

(a)All right, title and interest in any and all writings, ideas, inventions, know-how, designs, improvements or other property created during Consultant’s consulting relationship relating in any way to the assets, business or operations of the Company, constituting copyrights, patents, trademarks, service marks and related rights or other forms of proprietary rights or information (regardless of whether any such copyrights, patents, trademarks and service marks or other rights have or may be registered) that are created, adapted or improved by Consultant (whether alone or in conjunction with any other person or employee), and all material created during Consultant’s consulting relationship that includes any of the foregoing (collectively, “Covered Material”), shall be owned by the Company and to the extent that it includes copyrightable subject matter, shall be deemed a work made for hire for the Company within the meaning of the United States Copyright Act of 1976 and for all other purposes.  If any Covered Material is deemed not to be work made for hire, such Covered Material is hereby assigned by Consultant to the Company and Consultant shall not have or claim to have, under this Agreement or otherwise, any right, title or interest of any kind or nature whatsoever in such Covered Material.

(b)The Company shall have the right to apply for and obtain registrations in the United States Copyright Office and the United States Patent and Trademark Office, in its own or its designee’s name, of its rights in any or all of the Covered Material.  If for any reason the rights in any Covered Material are registered, or applied to be registered, in Consultant’s name, Consultant shall assign in writing such application or registration to the Company and hereby authorizes and appoints the Company its agent for the purpose of recording such assignment.

(c)Upon request of Company, Consultant shall execute, acknowledge and deliver all applications, assignments or other instruments; make or cause to be made all rightful oaths; testify in all legal proceedings; communicate all known facts which relate to such works, copyrights, inventions, ideas, discoveries, designs and improvements; perform all lawful acts and otherwise render all such assistance as the Company may deem necessary to protect the Company’s interest therein including any assistance which the Company shall deem necessary in connection with any proceeding or litigation involving the same.  The Company shall reimburse Consultant for all reasonable out-of-pocket costs, incurred by Consultant in rendering any such assistance requested by the Company pursuant to this Section. In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints Company as attorney to execute and deliver any such documents on Consultant’s behalf.

5.Nondisclosure.  Consultant agrees to (a) hold the Confidential Information (as defined below) in confidence; (b) not disclose any Confidential Information to any third party without the prior written consent of Company; (c) not use the Confidential Information for any purpose except solely as required to perform the Services; and (d) treat Confidential Information with no less than a reasonable degree of care. For purposes of this Agreement, the term “Confidential Information” means any and all information and derivative information, in whatever form or medium, including oral information, concerning or relating to the Company or information of any third party that the Company is under an obligation to keep confidential or that is maintained by the Company as confidential, including, without limitation, intellectual property of the Company, such as, but not limited to, Covered Material, patent applications, copyrights, copyright applications, and trade secrets; information regarding or resulting from research and development activities performed by or on behalf of the Company and other projects (such as, but not limited to, preclinical and clinical data, design details and specifications, engineering information, and works in process); and business and financial information (such as, but not limited to, current, future, and proposed products and services, financial information and models, information relating to procurement requirements, purchasing, manufacturing, investors, customer lists, customers, suppliers, facilities, product plans, product ideas, business strategies, marketing or business plans, financial or personnel matters, investors, employees, business and contractual relationships, business forecasts, sales, strategies, operations, policies, procedures, commercialization capabilities, and information regarding third parties). Notwithstanding the foregoing, Confidential

Information does not include information that Consultant can demonstrate: (a) is publicly known and generally available in the public domain other than in consequence of improper action by any person; or (b) was acquired by Consultant free and clear of any duty of confidentiality or restricted use and without improper action by the transferor of such information or any other person.  Consultant shall keep confidential all matters entrusted to Consultant by or on behalf of the Company and shall not use or attempt to use any Confidential Information except as may be required in the ordinary course of performing Consultant’s duties as a consultant to the Company, and Consultant shall not use any Confidential Information in any manner that may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly. Nothing in this Agreement prohibits Consultant from reporting possible violations of federal or state law or regulations to any governmental agency or entity or self-regulatory institution, including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Prior authorization of the Company shall not be required to make any such reports or disclosures and Consultant is not required to notify the Company that Consultant has made such reports or disclosures.

6.Compliance with Laws. Consultant agrees to provide the Services to Company and its affiliates in accordance with all applicable laws and regulations and the highest professional standards. Consultant represents and warrants that Consultant has not been, and is not under consideration to be (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (c) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.

7.Compliance with Obligations to Third Parties. Consultant represents and warrants to Company that the terms of this Agreement and Consultant’s performance of Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant represents that Consultant has not brought and will not bring with Consultant to Company or use in the performance of Services any equipment, funds, space, personnel, facilities, confidential information, trade secrets or other resources of any third party which are not generally available to the public, nor will Consultant take any other action that would result in a third party asserting ownership of, or other rights in, any Covered Material. If Consultant is a faculty member at or employee of a university or hospital or another organization or company (“Institution”), Consultant represents and warrants that Consultant is not prohibited by any applicable policy of such Institution, including without limitation any policy addressing conflicts of interest or intellectual property, from performing external consulting services and assigning rights to intellectual property arising from such services to Company or a third party.  To the extent Consultant is subject to any policy of his/her employer that requires approval of agreements governing external consulting services, Consultant represents that such approval has been given and covenants that such approval will be obtained prior to entering into any amendment to this Agreement requiring such approval.

8.Non-hire of Employees and Consultants.  During the Term and for a one year period thereafter, Consultant will not (except on the Company’s behalf), directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, employ, hire, retain, attempt to employ, hire or retain, or knowingly permit any company or business organization by which Consultant is employed or which is directly or indirectly controlled by Consultant to employ, hire or retain, any Company employee or consultant, or any such person whose employment or consultancy with the Company has terminated within six months prior to or after Consultant’s departure from the Company.

9.Nonsolicitation of Employees and Consultants.  During the Term and for a one year period thereafter, Consultant will not (except on the Company’s behalf), directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, in any manner seek to solicit or induce any Company employee or consultant, or any such person whose employment or consultancy with the Company has terminated within six months prior to or after Consultant’s departure from the Company, to leave his or her employment or consultancy with the Company, or assist in the recruitment or hiring of any such person.

10.Nondisparagement.  Consultant shall not at any time, whether during or after the Term, regardless of the reason for such termination, make to any person or entity disparaging, critical or otherwise detrimental comments of a business or personal nature relating to the Company or its personnel.

11.Use of Name. Consultant will not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of Company or any of its affiliates for publicity, promotion, or other uses without Company’s prior written consent.

12.Company Property.  Consultant shall not make, use or permit to be used any Company Property otherwise than for the benefit of the Company.  The term “Company Property” shall include all Confidential Information; the Company’s records, files and data; all Company computers, cellular telephones, personal digital assistants, credit and/or calling cards, keys, access cards and the like; and all other documentation or materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs and any other Company property in Consultant’s possession, custody or control.  Consultant further agrees that upon expiration or termination of this Agreement, Consultant shall immediately return all Company Property to Company.  Consultant acknowledges and agree that all Company Property shall be and remain the sole and exclusive property of the Company.  Immediately upon the expiration or termination of this Agreement, Consultant shall deliver all Company Property in Consultant’s possession, and all copies thereof, to the Company.

13.Term & Termination.  The term of this Agreement will commence on January 4, 2021 (“Start Date”) and complete on January 3, 2022, or completion of the committed 720 hours of services, unless extended by mutual written agreement of the parties or earlier terminated in accordance with this Section 13 (the “Term”). Notwithstanding the foregoing, the Company may terminate this Agreement, for any or no reason, on at least ten (10) days’ prior notice, and the Company may terminate this Agreement for “Cause” immediately upon notice.  For purposes of this Agreement, a termination shall be for Cause if any one or more of the following has occurred:

(i)	Consultant has committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company;
(ii)	Consultant has been convicted of, or pleaded guilty or nolo contendere to, any crime triable upon indictment or involving moral turpitude; or
(iii)	Consultant has engaged in the unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises.

14.Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement or at such other address as the receiving party may specify in writing under this procedure. Notices to Company will be marked “Attention: Chief Legal Officer.”. All notices must be given (i) by personal delivery, with receipt acknowledged, (ii) by prepaid certified or registered mail, return receipt requested, or (iii) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

15.Remedies. Consultant agrees that (i) Company may be irreparably injured by a breach of this Agreement by Consultant; (ii) money damages would not be an adequate remedy for any such breach; (iii) as a remedy for any such breach Company will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Consultant to post a bond; and (iv) such remedy will not be the exclusive remedy for any breach of this Agreement.

16.Independent Contractor.  Consultant is an independent contractor and not an employee of the Company.  Consultant shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement.  Neither federal, state or local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on Consultant’s behalf.  Consultant will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan of the Company.

17.Waiver; Amendments.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.  In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be agreed to in writing by both parties.

18.Severability.  Consultant agrees that each provision and the subparts of each provision herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement.   Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.  Consultant hereby further agrees that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

19.Survival. Consultant’s obligations under Section 4 through 23 of this Agreement shall survive the expiration or termination of this Agreement and shall be binding upon Consultant’s successors, heirs, executors, administrators and legal representatives.

20.Assignment.  The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.  Consultant may not assign this Agreement. In no event will Consultant assign or delegate responsibility for actual performance of the Services to any third party.

21.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws of such state.  The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in Commonwealth of Massachusetts and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

22.Entire Agreement.  This Agreement sets forth the complete, sole and entire agreement between the parties with respect to the subject matter herein and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties.

23.Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.

IN WITNESS HEREOF, Consultant has executed this Agreement as of the last date written below.

Accepted and agreed to as of the date set forth above: Solid Biosciences Inc.
By:
/s/ Ilan Ganot	/s/ Ian F. Smith
Ilan Ganot, CEO	Ian F. Smith
Dated: December 21, 2020	Dated: December 14, 2020

EXHIBIT A

Business Terms

Consulting Services:

Consultant will provide the following Services to Company:

Provide advice on strategic, financial, investor relations and business development matters to the CEO, other senior members of the management team,  and members of the Board of Directors of the Company Consultant will provide Consulting Services on a schedule and at a location(s) mutually agreed between Consultant and Ilan Ganot, Chief Executive Officer.